                                                                                    July 16, 2002

                                                                                    Beth Copeland - Media
                                                                                    (317) 269-1395
                                                                                    William J. Brunner - Shareholders & Analysts
                                                                                    (317) 269-1614

                                                                                    FOR IMMEDIATE RELEASE

First Indiana Announces Earnings of $6.9 Million
Business Loans Outstanding Up 34 Percent
Core Deposits Up 8 Percent

          (Indianapolis) – First Indiana Corporation today announced quarterly earnings of $6.9 million, or $.43 per diluted share, for the quarter ended June 30, 2002. Earnings for the second quarter of the previous year were $6.8 million, or $.42 per diluted share. For the six months ended June 30, 2002, First Indiana’s earnings were $13.3 million, or $.84 per diluted share, compared with $13.5 million, or $.84 per diluted share, for the same period in 2001.

          Annualized return on assets was 1.34 percent for the second quarter of 2002, compared to 1.29 percent for the same quarter in 2001. Annualized return on equity was 12.80 percent for the second quarter of 2002, compared to 13.19 percent for the same quarter in 2001. The Corporation’s financial strength and capital continue to increase. The ratio of shareholders’ equity to assets was 10.40 percent at June 30, 2002, compared to 9.83 percent at June 30, 2001. This compares favorably to an 8.21 percent median equity-to-assets ratio for all banks with $1 billion to $5 billion in assets as of March 31, 2002.

First Indiana Corporation Announces Second Quarter Earnings
July 16, 2002

          The continued uncertain economic environment, together with credit difficulties of several borrowers, led to an increase in First Indiana’s provision for loan losses for the quarter. The provision increased to $4.2 million from $2.4 million for the same quarter last year. Net charge-offs for the second quarter of 2002 totaled $5.0 million, compared to $1.6 million for the first quarter 2002. Business loan net charge-offs were $3.1 million for the second quarter 2002, compared to $307,000 for the prior quarter. Consumer loan net charge-offs were $1.7 million for the second quarter 2002, compared to $1.3 million for the prior quarter. For the second consecutive quarter, non-performing assets improved, totaling $42.0 million at June 30, 2002, compared to $45.7 million at March 31, 2002, and $46.8 million at December 31, 2001. Said Marni McKinney, Vice Chairman and Chief Executive Officer, “A target reserve is established for each loan portfolio based on analysis of credit performance and growth. As a result of the analysis, we are comfortable with the adequacy of our reserve.”

          Non-interest expense was $15.3 million for the second quarter 2002, compared to $17.1 million in the first quarter of 2002 and $16.7 million for the second quarter in 2001. The increase in loan charge-offs led to a significant reduction in the management incentive accrual during the second quarter of 2002. Said Ms. McKinney, “We have a specific method for determining incentives for our management team which is linked directly to the corporation’s financial results. Because charge-offs have already exceeded projections for the year, we reduced our accrual.” Excluding the incentive accruals in both 2002 and 2001,

First Indiana Corporation Announces Second Quarter Earnings
July 16, 2002

non-interest expense for the first six months of 2002 increased 4 percent over the same period in 2001.

          Net interest margin continues to improve, increasing to 3.76 percent in the second quarter of 2002, an 18 basis point improvement over the first quarter 2002 margin of 3.58 percent. This rebound reflects the downward repricing of liability rates as they catch up with the rate reductions in assets last year. Net interest margin in the second quarter of 2001 was 3.73 percent.

          Non-interest income for the second quarter 2002 was $12.0 million, compared with $11.4 million for the same period last year. Leading this growth in non-interest income were a 98 percent increase in investment product sales commissions, a 16 percent increase in loan and deposit charges, and a 14 percent increase in Somerset Financial Services fees. Gains on the sale of loans were $2.1 million in the second quarter 2002, compared to $3.0 million in the same quarter of 2001.

          Loans outstanding increased as strategies for growing targeted portfolios continue. Business loan growth remained strong for the quarter, with $495.4 million in outstandings at June 30, 2002, compared to $370.3 million one year earlier, an increase of 34 percent. Commercial real estate loans outstanding were up 26 percent over the end of the second quarter 2001.

          Core demand and savings deposits increased 8 percent to $744.8 million for the second quarter from $690.1 million at June 30, 2001. This increase resulted from the

First Indiana Corporation Announces Second Quarter Earnings
July 16, 2002

continued long-term strategy of building relationships with business and personal clients, which has led to an increase in the number of core deposit accounts. Total business deposits at June 30, 2002 grew 28 percent over June 30, 2001 levels.

          Effective January 1, 2002, First Indiana adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). In accordance with the new standard, goodwill and intangible assets with indefinite lives are no longer amortized, but are subject to impairment tests at least annually. If these standards had been adopted in 2001, earnings for the second quarter would have been $7.1 million or $.43 per diluted share. Earnings for the six months ended June 30, 2001 would have been $14.0 million or $.87 per diluted share.

          First Indiana Corporation is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest bank headquartered in Indianapolis, and Somerset Financial Services, an accounting and consulting firm. Founded in 1915, First Indiana Bank is a national bank with $2.1 billion in assets and 26 offices in Central Indiana, plus construction and consumer loan offices in Indiana, Arizona, Florida, Illinois, North Carolina, Oregon, and Ohio. First Indiana also originates consumer loans in 46 states through a national independent agent network. Through Somerset Financial Services and FirstTrust Indiana, a division of First Indiana Bank, First Indiana offers a full array of tax planning, accounting, consulting, retirement and estate planning, and investment advisory

First Indiana Corporation Announces Second Quarter Earnings
July 16, 2002

and trust services. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

          Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana intends such forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe-harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are general economic conditions, unforeseen international political events, changes in interest rates (including reductions or increases in the general level of interest rates established by the Board of Governors of the Federal Reserve System), changes in consumers’ investment decisions due to shifts in interest rates, loss of deposits and loans to other financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, or unanticipated results in pending legal proceedings or regulatory filings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

Financial Highlights
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                          For the Three Months Ended            For the Six Months Ended
                                                   June 30                            June 30
                                       ------------------------------      ------------------------------
                                           2002             2001               2002            2001
                                       --------------   -------------      -------------   --------------
Net Interest Income                         $ 18,473        $ 18,880           $ 35,667         $ 38,006
Provision for Loan Losses                      4,159           2,439              6,769            4,878
Non-Interest Income                           11,955          11,435             24,449           22,259
Non-Interest Expense                          15,293          16,725             32,383           33,422
Net Earnings                                   6,896           6,843             13,279           13,533

Basic Earnings Per Share                      $ 0.45          $ 0.44             $ 0.86           $ 0.87
Diluted Earnings Per Share                      0.43            0.42               0.84             0.84
Dividends Per Share                            0.160           0.128              0.320            0.256

Net Interest Margin                             3.76%          3.73%             3.68%           3.78%
Efficiency Ratio                               50.26           55.17              53.87            55.46
Annualized Return on Average Equity            12.80           13.19              12.53            13.29
Annualized Return on Average Assets             1.34            1.29               1.31             1.30

Average Shares Outstanding                15,546,223      15,647,628         15,510,241       15,625,271
Average Diluted Shares Outstanding        15,899,768      16,104,571         15,813,105       16,081,306

                                                At June 30
                                       ------------------------------
                                           2002             2001
                                       --------------   -------------
Assets                                   $ 2,097,338     $ 2,131,094
Loans                                      1,810,094       1,850,396
Deposits                                   1,383,548       1,435,008
Shareholders' Equity                         218,063         209,558
Shareholders' Equity/Assets                    10.40%          9.83%
Shareholders' Equity Per Share               $ 14.01         $ 13.41
Market Closing Price                           21.77           20.82

Shares Outstanding                        15,565,894      15,632,236

Condensed Consolidated Balance Sheets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                             June 30          March 31          June 30
                                                              2002              2002             2001
                                                         ----------------  ---------------- ----------------
Assets
  Cash                                                          $ 62,464          $ 61,215         $ 43,183
  Federal Funds Sold                                                   -                 -                -
                                                         ----------------  ---------------- ----------------
    Total Cash and Cash Equivalents                               62,464            61,215           43,183
  Securities Available for Sale                                  145,085           147,111          154,527
  FHLB and FRB Stock                                              22,491            22,491           21,591
  Loans
    Business                                                     495,427           445,022          370,332
    Consumer                                                     672,972           669,820          727,543
    Residential Mortgage                                         278,505           285,448          398,354
    Single-Family Construction                                   220,658           227,268          240,722
    Commercial Real Estate                                       142,532           125,707          113,445
                                                         ----------------  ---------------- ----------------
  Total Loans                                                  1,810,094         1,753,265        1,850,396
    Allowance for Loan Losses                                    (37,353)          (38,193)         (35,304)
                                                         ----------------  ---------------- ----------------
  Net Loans                                                    1,772,741         1,715,072        1,815,092
  Premises and Equipment                                          20,148            20,303           20,918
  Accrued Interest Receivable                                     11,936            13,584           17,325
  Goodwill                                                        13,045            13,045           13,482
  Other Assets                                                    49,428            51,746           44,976
                                                         ----------------  ---------------- ----------------
Total Assets                                                  $2,097,338        $2,044,567       $2,131,094
                                                         ================  ================ ================

Liabilities and Shareholders' Equity
  Liabilities
    Non-Interest-Bearing Deposits                              $ 169,461         $ 166,144        $ 165,392
    Interest-Bearing Deposits
        Demand Deposits                                          160,781           160,322          113,166
        Savings Deposits                                         414,581           443,096          411,498
        Certificates of Deposit                                  638,725           638,864          744,952
                                                         ----------------  ---------------- ----------------
      Total Interest-Bearing Deposits                          1,214,087         1,242,282        1,269,616
                                                         ----------------  ---------------- ----------------
    Total Deposits                                             1,383,548         1,408,426        1,435,008
    Short-Term Borrowings                                        143,142            99,083          117,388
    Federal Home Loan Bank Advances                              319,538           281,609          326,652
    Accrued Interest Payable                                       2,942             3,140            5,229
    Advances by Borrowers for Taxes and Insurance                 11,363            12,493           12,574
    Other Liabilities                                             18,742            27,510           24,685
                                                         ----------------  ---------------- ----------------
  Total Liabilities                                            1,879,275         1,832,261        1,921,536
                                                         ----------------  ---------------- ----------------
  Shareholders' Equity
    Preferred Stock                                                    -                 -                -
    Common Stock                                                     172               172              171
    Capital Surplus                                               43,222            42,400           40,877
    Retained Earnings                                            191,077           187,177          180,543
    Accumulated Other Comprehensive Income                         3,825             2,790            3,062
    Treasury Stock at Cost                                       (20,233)          (20,233)         (15,095)
                                                         ----------------  ---------------- ----------------
  Total Shareholders' Equity                                     218,063           212,306          209,558
                                                         ----------------  ---------------- ----------------
Total Liabilities and Shareholders' Equity                    $2,097,338        $2,044,567       $2,131,094
                                                         ================  ================ ================

Condensed Consolidated Statements of Earnings
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                                 Three Months Ended June 30         Six Months Ended June 30
                                               -------------------------------- ---------------------------------
                                                    2002            2001             2002             2001
                                               -------------------------------- ---------------- ----------------
Interest Income
  Loans                                               $ 29,343        $ 37,761         $ 58,371         $ 77,162
  Securities Available for Sale                          2,173           2,541            4,415            5,135
  Dividends on FRB and FHLB Stock                          350             417              683              843
  Federal Funds Sold                                         3             158               15              340
                                               -------------------------------- ---------------- ----------------
    Total Interest Income                               31,869          40,877           63,484           83,480
                                               -------------------------------- ---------------- ----------------
Interest Expense
  Deposits                                               9,772          16,075           19,972           33,213
  Short-Term Borrowings                                    527           1,126              922            2,552
  Federal Home Loan Bank Advances                        3,097           4,796            6,923            9,709
                                               -------------------------------- ---------------- ----------------
    Total Interest Expense                              13,396          21,997           27,817           45,474
                                               -------------------------------- ---------------- ----------------
Net Interest Income                                     18,473          18,880           35,667           38,006
  Provision for Loan Losses                              4,159           2,439            6,769            4,878
                                               -------------------------------- ---------------- ----------------
Net Interest Income after Provision for
   Loan Losses                                          14,314          16,441           28,898           33,128
                                               -------------------------------- ---------------- ----------------
Non-Interest Income
  Loan and Deposit Charges                               3,897           3,354            7,407            5,347
  Loan Servicing Income                                    203             123              434              451
  Loan Fees                                                792           1,010            1,397            1,993
  Trust Fees                                               655             535            1,328            1,035
  Somerset Financial Services Fees                       2,539           2,226            6,822            6,295
  Investment Product Sales Commissions                     927             468            1,535              803
  Sale of Loans                                          2,052           3,015            3,933            5,163
  Sale of Investment Securities                            223               -              223                -
  Other                                                    667             704            1,370            1,172
                                               -------------------------------- ---------------- ----------------
    Total Non-Interest Income                           11,955          11,435           24,449           22,259
Non-Interest Expense
  Salaries and Benefits                                  8,616           9,390           18,653           18,916
  Net Occupancy                                          1,041             909            2,021            1,822
  Equipment                                              1,555           1,786            3,144            3,461
  Professional Services                                  1,025           1,014            2,096            1,943
  Marketing                                                494             690            1,153            1,381
  Telephone, Supplies, and Postage                         893             903            1,672            1,785
  Goodwill Amortization                                      -             237                -              463
  Other                                                  1,669           1,796            3,644            3,651
                                               -------------------------------- ---------------- ----------------
    Total Non-Interest Expense                          15,293          16,725           32,383           33,422
                                               -------------------------------- ---------------- ----------------
Earnings before Income Taxes                            10,976          11,151           20,964           21,965
Income Taxes                                             4,080           4,308            7,685            8,432
                                               -------------------------------- ---------------- ----------------
Net Earnings                                           $ 6,896         $ 6,843         $ 13,279         $ 13,533
                                               ================================ ================ ================

Basic Earnings Per Share                                $ 0.45          $ 0.43           $ 0.86           $ 0.86
                                               ================================ ================ ================

Diluted Earnings Per Share                              $ 0.43          $ 0.42           $ 0.84           $ 0.84
                                               ================================ ================ ================

Dividends Per Common Share                              $ 0.16         $ 0.128           $ 0.32          $ 0.256
                                               ================================ ================ ================

Net Interest Margin
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                             Three Months Ended                           Six Months Ended
                                   --------------------------------------------- -------------------------------------------
                                       June 30, 2002          June 30, 2001         June 30, 2002          June 30, 2001
                                   ---------------------  ---------------------- --------------------  ---------------------
                                      Average   Yield/       Average   Yield/      Average   Yield/       Average   Yield/
                                      Balance    Rate        Balance    Rate       Balance    Rate        Balance    Rate
                                   ------------ --------  ---------------------- ----------- --------  ----------- ---------

Assets
    Federal Funds Sold                 $ 1,341  0.97%       $ 14,846   4.26%      $ 2,171   1.41%     $ 13,986   4.90%
    Securities Available for Sale      146,239  5.94          157,123   6.47        147,573   5.98        158,172   6.49
    FHLB and FRB Stock                  22,491  6.22           21,591   7.73         22,491   6.07         21,591   7.81
    Loans
        Business                       469,760  5.66          333,900   8.20        453,759   5.73        306,489   8.70
        Consumer                       681,360  7.53          733,006   9.03        678,081   7.66        738,639   9.23
        Residential Mortgage           284,780  6.74          421,047   7.10        281,823   6.71        438,950   7.19
        Single-Family Construction     225,502  5.30          229,540   8.05        224,876   5.31        220,489   8.64
        Commercial Real Estate         131,416  6.44          109,535   8.41        127,230   6.54        106,703   8.72
                                   ------------           ------------           -----------           -----------
    Total Loans                      1,792,818  6.55        1,827,028   8.28      1,765,769   6.63      1,811,270   8.54
                                   ------------           ------------           -----------           -----------
  Total Earning Assets               1,962,889  6.50        2,020,588   8.10      1,938,004   6.57      2,005,019   8.35
  Other Assets                         104,771                100,130               105,687                96,034
                                   ------------           ------------           -----------           -----------
Total Assets                        $2,067,660             $2,120,718            $2,043,691            $2,101,053
                                   ============           ============           ===========           ===========

Liabilities and Shareholders'
   Equity
    Interest-Bearing Deposits
      Demand Deposits                $ 168,690  0.85%      $ 121,190   1.42%    $ 157,129   0.83%    $ 119,201   1.47%
      Savings Deposits                 425,240  1.35          401,964   3.70        436,126   1.39        393,889   4.11
      Certificates of Deposit          657,105  4.87          773,852   6.19        642,311   5.13        781,020   6.28
                                   ------------           ------------           -----------           -----------
    Total Interest-Bearing Deposits  1,251,035  3.13        1,297,006   4.97      1,235,566   3.26      1,294,110   5.18
    Short-Term Borrowings              123,207  1.72          108,437   4.17        109,418   1.70        107,626   4.78
    Federal Home Loan Bank Advances    289,490  4.29          333,402   5.77        294,635   4.74        329,087   5.95
                                   ------------           ------------           -----------           -----------
  Total Interest-Bearing
    Liabilities                      1,663,732  3.23        1,738,845   5.07      1,639,619   3.42      1,730,823   5.30
  Non-Interest-Bearing Demand
    Deposits                           148,288                126,950               147,438               120,252
  Other Liabilities                     39,635                 46,808                42,890                44,702
  Shareholders' Equity                 216,005                208,115               213,744               205,276
                                   ------------           ------------           -----------           -----------
Total Liabilities and Shareholders' $2,067,660             $2,120,718            $2,043,691            $2,101,053
                                   ============           ============           ===========           ===========
Net Interest Income/Spread                      3.27%                  3.03%                3.15%                3.05%
                                                ========              ==========             ========              =========
Net Interest Margin                             3.76%                  3.73%                3.68%                3.78%
                                                ========              ==========             ========              =========

Loan Charge-Offs and Recoveries
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                                               Three Months Ended                               Six Months Ended
                                                                       June 30, 2002           June 30, 2001            June 30, 2002           June 30, 2001
                                                                  ----------------------- -----------------------   ----------------------  ----------------------
Allowance for Loan Losses at Beginning of Period                            $ 38,193                $ 34,747                 $ 37,135                $ 33,578
  Charge-Offs
    Business                                                                   3,217                     176                    3,525                     199
    Consumer                                                                   2,023                   1,592                    3,406                   2,845
    Residential Mortgage                                                          20                      41                       20                      89
    Single-Family Construction                                                    71                     248                       71                     293
    Commercial Real Estate                                                        52                     117                       62                     185
                                                                  -------------------     -------------------       ------------------      ------------------
  Total Charge-Offs                                                            5,383                   2,174                    7,084                   3,611
  Recoveries
    Business                                                                      70                      83                       71                      93
    Consumer                                                                     286                     170                      399                     318
    Residential Mortgage                                                           -                      12                        -                      12
    Single-Family Construction                                                    15                      27                       49                      36
    Commercial Real Estate                                                        13                       -                       14                       -
                                                                  --------------------     -------------------       ------------------      ------------------
  Total Recoveries                                                               384                     292                      533                     459
                                                                  -------------------     -------------------       ------------------      ------------------
  Net Charge-Offs                                                              4,999                   1,882                    6,551                   3,152
  Provision for Loan Losses                                                    4,159                   2,439                    6,769                   4,878
                                                                  -------------------     -------------------       ------------------      ------------------
Allowance for Loan Losses at End of Period                                  $ 37,353                $ 35,304                 $ 37,353                $ 35,304
                                                                  ===================     ===================       ==================      ==================

Net Charge-Offs to Average Loans (Annualized)                                   1.12%                  0.41%                   0.74%                  0.35%
Allowance for Loan Losses to Loans at End of Period                             2.06                    1.91                     2.06                    1.91
Allowance for Loan Losses to Non-Performing Loans                             108.83                  101.29                   108.83                  101.29

Non-Performing Assets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                                 June 30, 2002         March 31, 2002        June 30, 2001
                                                               --------------------- --------------------- ---------------------

Non-Performing Loans
  Non-Accrual Loans
    Business                                                             $ 6,310                $ 6,486               $ 3,847
    Consumer                                                              12,118                 12,501                 8,438
    Residential Mortgage                                                   3,773                  6,225                 4,951
    Single-Family Construction                                             5,116                  8,094                 4,798
    Commercial Real Estate                                                 3,127                  1,117                 2,584
                                                               ------------------    -------------------   -------------------
  Total Non-Accrual Loans                                                 30,444                 34,423                24,618
                                                               ------------------    -------------------   -------------------
  Accruing Loans
    Business - Current as to Interest and Principal                            -                      -                 5,557
    Business - Past Due 90 Days or More                                    1,148                      -                   309
    Consumer - Past Due 90 Days or More                                    2,683                  2,666                 4,371
Single-Family Construction - Past Due 90 Days or More                         48                    253                     -
                                                               ------------------    -------------------   -------------------
  Total Accruing Loans                                                     3,879                  2,919                10,237
                                                               ------------------    -------------------   -------------------
Total Non-Performing Loans                                                34,323                 37,342                34,855
  Other Real Estate Owned, Net                                             7,714                  8,378                 2,972
                                                               ------------------    -------------------   -------------------
Total Non-Performing Assets                                             $ 42,037               $ 45,720              $ 37,827
                                                               ==================    ===================   ===================

Non-Performing Loans to Loans at End of Period                              1.90%                 2.13%                1.88%
Non-Performing Assets to Loans and OREO at End of Period                    2.31                   2.60                  2.04

First Indiana Corporation
Adoption of FASB Statement No. 142
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Upon the adoption of SFAS No. 142 on January 1, 2002, First Indiana Corporation ceased amortizing goodwill, which decreased non-interest expense and increased net income for the three month and six month periods ended June 30, 2002, as compared to the same periods in 2001.  A presentation showing the comparable three month and six month periods ended June 30, 2002 and 2001 follows.  The 2001 period is presented on a proforma basis excluding goodwill amortization.

                                             For the Three Months Ended                 For the Six Months Ended
                                          June 30, 2002      June 30, 2001          June 30, 2002       June 30, 2001
                                        ------------------ -------------------    ------------------  ------------------

Net Income                                        $ 6,896             $ 6,843              $ 13,279            $ 13,533
Add back:  Goodwill Amortization                        -                 237                     -                 463
                                        ------------------ -------------------    ------------------  ------------------
Adjusted Net Income                               $ 6,896             $ 7,080              $ 13,279            $ 13,996
                                        ================== ===================    ==================  ==================

Basic Earnings Per Share                           $ 0.45              $ 0.44                $ 0.86              $ 0.87
Add back:  Goodwill Amortization                        -                0.02                     -                0.03
                                        ------------------ -------------------    ------------------  ------------------
Adjusted Basic Earnings Per Share                  $ 0.45              $ 0.45                $ 0.86              $ 0.89
                                        ================== ===================    ==================  ==================

Diluted Earnings Per Share                         $ 0.43              $ 0.42                $ 0.84              $ 0.84
Add back:  Goodwill Amortization                        -                0.01                     -                0.03
                                        ------------------ -------------------    ------------------  ------------------
Adjusted Diluted Earnings Per Share                $ 0.43              $ 0.43                $ 0.84              $ 0.87
                                        ================== ===================    ==================  ==================